Exhibit 21

                 Subsidiaries of EverTrust Financial Group, Inc.




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                                   Exhibit 21

                         Subsidiaries of the Registrant





Parent

EverTrust Financial Group, Inc.

                                       Percentage            Jurisdiction or
Subsidiaries (a)                      of Ownership        State of Incorporation
----------------                      ------------        ----------------------
Everett Mutual Bank                       100%                  Washington

Commercial Bank of Everett                100%                  Washington

I-Pro, Inc.                               100%                  Washington

Mutual Bancshares Capital, Inc.           100%                  Washington

Sound Financial, Inc. (1)                 100%                  Washington

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(1)  This corporation is a wholly owned subsidiary of Everett Mutual Bank.